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                                                                     EXHIBIT 3.4

                               State of Delaware
                                                           PAGE 1
                       Office of the Secretary of State

                       ________________________________


     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SHELLS SEAFOOD RESTAURANTS, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF SEPTEMBER, A.D. 2001, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.





                         [SEAL]      /s/ Harriet Smith Windsor
                                     -------------------------------------------
                                     Harriet Smith Windsor, Secretary of State

                                      AUTHENTICATION: 1331418

                                                DATE: 09-06-01
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Exhibit 3.4
                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                         DIVISON OF CORPORATIONS
                                                       FILED 09:00 AM 09/06/2001
                                                             010442024 - 2599843


                          CERTIFICATE OF DESIGNATION

                                      OF

                    SERIES A 5% CONVERTIBLE PREFERRED STOCK

                                      OF

                       SHELLS SEAFOOD RESTAURANTS, INC.


     Shells Seafood Restaurants, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the Board of Directors of the Corporation duly adopted a resolution by means of an Action By Written Consent dated August 31, 2001, in conformity with the requirements of Section 141 of the General Corporation Law of the State of Delaware, and that such resolution has not been amended, modified, or rescinded, and is now in full force and effect providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Preferred Stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the rights, preferences and designations of the authorized and unissued shares of Preferred Stock shall hereafter be as follows:

     Section 1. Designation. Two Hundred Thousand (200,000) shares of Preferred Stock are hereby designated as Series A 5% Convertible Preferred Stock (the "Series A Preferred Shares"). The rights, preferences, privileges and qualifications, limitations and restrictions of the Series A Preferred Shares are set forth in Sections 2 through 7 of this Resolution. The rights, preferences, privileges and qualifications, limitations and restrictions of the remaining shares of Preferred Stock shall be determined by the Board of Directors, from time to time after the date of the adoption of this Resolution, pursuant to the provisions of Article Fourth of the Certificate of Incorporation.

     Section 2. Dividends. The holders of the Series A Preferred Shares are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, dividends, payable in cash, at the rate of 5% per annum of the Liquidation Value of the Series A
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Preferred Shares. The Liquidation Value shall be equal to $10.00 per share. The dividend is payable annually on December 31 of each year, commencing on December 31, 2001. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors (the "Dividend Declaration Date"). Dividends accrue from the first day of the annual period in which such dividend may be payable, except with respect to the first annual dividend which shall accrue from the initial date of issuance of the Series A Preferred Shares.

     Dividends on the Series A Preferred Shares shall not be cumulative; provided, however, that during any fiscal year of the Corporation, dividends equal to 5% of the Liquidation Value of the Series A Preferred Shares shall have been paid in full by the Corporation prior to the payment of any dividends on any shares of capital stock of the Corporation ranking junior to the Series A Preferred Shares. The above notwithstanding, for the Corporation's fiscal year ending December 30, 2001, no dividends shall be payable on any shares of capital stock of the Corporation ranking junior to the Series A Preferred Shares until a dividend equal to seventy-six three hundred sixty-fourth's of 5% of the Liquidation Value of the Series A Preferred Shares shall have been paid in full.

     Section 3. Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.  Each outstanding Series A Preferred Share is
                 ----------------
convertible, at the option of the holder, at any time commencing on October 15, 2002 (the "Conversion Date") into five (5) shares of the common stock (the "Common Stock") of the Corporation, par value $0.01 per share (the "Conversion Ratio").

          (b)    Mechanics of Conversion. Any holder of Series A Preferred
                 -----------------------
Shares who wishes to convert the same into shares of Common Stock pursuant to paragraph (a) of this Section 3, must surrender the certificate therefor, at the office of the Corporation, and give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue to such holder of Series A Preferred Shares, a certificate for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made upon the surrender of the certificate for the shares of Series A Preferred Shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and after such time.

          (c)   Adjustments to Conversion Ratio for Stock Dividends and for
                -----------------------------------------------------------
Combinations or Subdivisions of Common Stock.  If the Corporation at any time or
--------------------------------------------
from time to time while Series A Preferred Shares are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in additional shares of Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Ratio for Series

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A Preferred Shares in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

          (d)   Adjustments for Reclassification and Reorganization. If the
                ---------------------------------------------------
Common Stock issuable upon conversion of the Series A Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (c) of this Section 3), the Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Shares shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock, equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Shares immediately before the change.

          (e)   No Impairment.  The Corporation will not, by amendment of its
                -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Shares against impairment. The provisions of this paragraph
(e) may be waived by the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Shares voting together as a single class and taken in advance of any action that would conflict with this paragraph (e).

          (f)   Notice of Adjustments.  Upon the occurrence of each adjustment
                ---------------------
or readjustment of any Conversion Ratio pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Shares a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

          (g)   Notices of Record Date.  If the Corporation shall propose at
                ----------------------
any time: (i) to declare any a dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, other than a regular cash dividend out of earnings or earned surplus or a dividend as to which adjustment of the Conversion Ratio will be made under paragraph (c) of this Section 3; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights,
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock other than one as to which adjustments of the Conversion Ratio will be made under paragraph (c) of this
Section 3; or (iv) to merge or consolidate with or into any other corporation, or sell all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with such event, the Corporation shall send to the holders of the Series A Preferred Shares:

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                (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (iii) and (iv) above; and

                (2) in the case of the matters referred to in clauses (iii) and
                    (iv) above, at least ten (10) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (h)   Issue Taxes.  The corporation shall pay any and all issue and
                -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any
--------  -------
transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (i)   Reservation of Stock Issuable Upon Conversion.  The Corporation
                ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Shares, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

          (j)   Fractional Shares.  No fractional share shall be issued upon the
                -----------------
conversion of any Series A Preferred Shares. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one (1) Series A Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded up to the nearest whole share.

          (k)   Notices.  Any notice required by the provisions of this
                -------
Section 3 to be given to the holders of Series A Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

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     Section 4.  Voting Rights.  Except as set forth in Section 7(b) hereof, the holders of the Series A Preferred Shares will have no right to vote at any regular or special meeting of the stockholders of the Corporation, and will have no voice in the management of the corporation. Upon conversion of the Series A Preferred Shares, the Common Stock into which such shares are converted shall possess the voting rights of any other shares of Common Stock.

     Section 5. Redemption. The Series A Preferred Shares shall be redeemable upon notice by the Corporation at any time, in whole or in part, for a redemption price of $10.00 per share. Notice of intention to redeem Series A Preferred Shares will be given to holders of the Series A Preferred Shares by mailing notice thereof to such holders of record. Such notice will be deemed to have been given on the date of mailing. In the case of redemption in whole, or in part, notice will be given not less than thirty (30) days prior to the redemption date.

     In the event of a partial redemption, the Company will provide the holder of the Series A Preferred Shares a new certificate evidencing any shares of Series A Preferred Shares that have not been redeemed. There is no sinking fund requirement for redemption of the Series A Preferred Shares.

     Section 6. Liquidation Preference. The holders of shares of Series A Preferred Shares will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, out of or to the extent of the net assets of the Corporation legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series A Preferred Shares, $10.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series A Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation.

     Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the Series A Preferred Shares and any class or series ranking on a parity with the Series A Preferred Shares if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series A Preferred Shares and such other classes or series of stock, if any.

     Section 7.  Restrictions and Limitations.

          (a) Series A Preferred Shares acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock hereafter created under Article Fourth of the Certificate of Incorporation.

          (b) So long as Series A Preferred Shares remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding Series A Preferred Shares voting together as a separate class, amend the terms of this Resolution. The holders of the outstanding Series A Preferred Shares shall be entitled to vote as a separate class upon a proposed amendment of the Certificate of Incorporation if the amendment would alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely.

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     IN WITNESS WHEREOF, Shells Seafood Restaurants, Inc. has caused this
Certificate to be signed by its President and attested by its Secretary this 6th day of September, 2001.

                                        SHELLS SEAFOOD RESTAURANTS, INC.


                                        By:  /s/  David W. Head
                                           --------------------------------
                                             David W. Head, President


Attest:


   /s/ Warren R. Nelson
------------------------------------
       Warren R. Nelson, Secretary

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